Exhibit 10.1

PRINCIPAL ACCOUNTING OFFICER EMPLOYMENT AGREEMENT

for

Krista Fogarty

This Employment Agreement (the “Agreement”), made between Lipocine Inc. (the “Company”) and Krista Fogarty (“Principal Accounting Officer”) (each a “Party” and collectively, the “Parties”), is effective as of March 7, 2022.

WHEREAS, the Company desires for Principal Accounting Officer to provide services to the Company;

WHEREAS, Principal Accounting Officer is willing to perform services for the Company on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Employment by the Company.

1.1. Position. Principal Accounting Officer shall serve as the Company’s Principal Accounting Officer, Corporate Controller. During the term of Principal Accounting Officer’s employment with the Company, Principal Accounting Officer will devote substantially all of Principal Accounting Officer’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2. Duties and Location.

(i) Principal Accounting Officer shall perform such duties as are required by the Company’s Chief Executive Officer, to whom the Principal Accounting Officer will report. Principal Accounting Officer’s primary office location shall be the Company’s offices located in Salt Lake City, Utah. The Company reserves the right to reasonably require the Principal Accounting Officer to perform Principal Accounting Officer’s duties at places other than Principal Accounting Officer’s primary office location from time to time.

1.3. Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1. Salary.

(i) For services to be rendered hereunder, the Principal Accounting Officer shall initially receive a base salary at the rate of Two Hundred Thirty Five Thousand Dollars ($235,000) per year (the “Base Salary”), subject to standard payroll deductions and withholdings payable in accordance with the Company’s regular payroll schedule.

2.2. Bonus. The Principal Accounting Officer will be eligible for an annual discretionary bonus (“Annual Bonus”) of up to Twenty-Five percent (25%) of the Principal Accounting Officer’s applicable Base Salary or such higher amount as may be determined by the Company’s Board of Directors (“Board”) (or compensation committee thereof) from time to time. Whether the Principal Accounting Officer receives an annual bonus, and the amount of any such annual bonus, will be determined by the Board in its sole discretion based upon the Company’s and the Principal Accounting Officer’s achievement of objectives and milestones to be determined on an annual basis by the Board. Bonuses are generally paid by March 15 following the applicable bonus year, and the Principal Accounting Officer must be an active employee on the date any Annual Bonus is paid in order to earn any such Annual Bonus. The Principal Accounting Officer will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if the Principal Accounting Officer employment terminates for any reason before the date Annual Bonuses are paid.

2.3. Standard Company Benefits. The Principal Accounting Officer shall be entitled to participate in all employee benefit programs for which the Principal Accounting Officer is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

2.4. Expenses. The Company will reimburse the Principal Accounting Officer for reasonable business travel, entertainment or other expenses, including cellular phone, incurred by the Principal Accounting Officer in furtherance or in connection with the performance of Principal Accounting Officer’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

3. Termination of Employment; Severance.

3.1. At-Will Employment. Principal Accounting Officer’s employment relationship is at-will. Either Principal Accounting Officer or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. Upon termination for any reason, Principal Accounting Officer shall receive (i) all unpaid salary and unpaid vacation accrued through the separation date; (ii) any payments/benefits to which the Principal Accounting Officer is entitled under the express terms of any applicable Company employee benefit plan; and (iii) any unreimbursed valid business expenses for which the Principal Accounting Officer has submitted properly documented reimbursement requests. The Principal Accounting Officer’s right to payment under any then outstanding equity awards shall be governed by their applicable terms.

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3.2. Termination Without Cause; Resignation for Good Reason.

(i) The Company may terminate Principal Accounting Officer’s employment with the Company at any time without Cause (as defined below). Further, Principal Accounting Officer may resign at any time for Good Reason (as defined below).

(ii) In the event Principal Accounting Officer’s employment with the Company is terminated by the Company without Cause, or Principal Accounting Officer resigns for Good Reason, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Principal Accounting Officer remains in compliance with the terms of this Agreement and the Company’s policies applicable to Principal Accounting Officer and satisfies the requirements set forth in Section 4, then Principal Accounting Officer shall receive the following severance benefits:

(a) Severance (the “Severance”) in an amount equal to twenty-six weeks of Base Salary as in effect immediately prior to the separation date. The Severance shall be subject to standard payroll deductions and withholdings, and will be payable in a lump-sum on the 60th day following Principal Accounting Officer’s Separation from Service.

(b) Six months accelerated vesting of all of Principal Accounting Officer’s equity interests in the Company.

(iii) If Principal Accounting Officer’s termination without Cause or resignation for Good Reason occurs as a result of or immediately prior to the closing of a Change-in-Control (and provided such termination or resignation constitutes a Separation from Service), and provided that Principal Accounting Officer remains in compliance with the terms of this Agreement and the Company’s policies applicable to Principal Accounting Officer and satisfies the requirements set forth in Section 4, then in lieu of the benefits set forth in Section 3.2(ii)(a) and (b), Principal Accounting Officer shall receive the following severance benefits:

(a) Severance in an amount equal to the sum of the following (shall be subject to standard payroll deductions and withholdings, and payable in a lump-sum on the 60th day following Principal Accounting Officer’s Separation from Service):

(1) Fifty-two weeks of Base Salary as in effect immediately prior to the separation date; and

(2) Target bonus equal to the product of (A) Principal Accounting Officer’s Base Salary as in effect immediately prior to the separation date, multiplied by (B) Principal Accounting Officer’s annual bonus percentage target as in effect immediately prior to the separation date.

(b) The vesting of all of Principal Accounting Officer’s equity interests in the Company shall be accelerated such that all equity interests shall be deemed vested and exercisable as of Principal Accounting Officer’s last day of employment.

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3.3. Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i) The Company may terminate Principal Accounting Officer’s employment with the Company at any time for Cause. Further, Principal Accounting Officer may resign at any time without Good Reason. Principal Accounting Officer’s employment with the Company may also be terminated due to Principal Accounting Officer’s death or disability.

(ii) If Principal Accounting Officer resigns without Good Reason, or the Company terminates Principal Accounting Officer’s employment for Cause, or upon Principal Accounting Officer’s death or disability, then (a) Principal Accounting Officer will no longer vest in any equity interests that are subject to vesting, (b) all payments of compensation by the Company to Principal Accounting Officer under this Agreement will terminate immediately (except as to amounts already earned), and (c) Principal Accounting Officer will not be entitled to any severance benefits hereunder, including the Severance.

4. Conditions to Receipt of the Severance Benefits. Principal Accounting Officer’s receipt of the severance benefits set forth in Sections 3.2(ii) and (iii) will be subject to Principal Accounting Officer signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”). No severance benefits will be paid or provided until the Separation Agreement becomes effective.

5. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), Principal Accounting Officer’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Principal Accounting Officer is deemed by the Company at the time of Principal Accounting Officer’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Principal Accounting Officer prior to the earliest of (i) the expiration of the six-month period measured from the date of Principal Accounting Officer’s Separation from Service with the Company, (ii) the date of Principal Accounting Officer’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Principal Accounting Officer, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

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6. Definitions.

(i) Cause. For purposes of this Agreement, “Cause” for termination means (a) conviction of, or the entry of a plea of guilty or no contest to, a felony or any crime that may materially adversely affect the business, standing or reputation of the Company; (b) dishonesty, fraud, embezzlement or other misappropriation of funds; (c) material breach of this Agreement that remains uncured 30 days after written notice of breach; (d) willful refusal to perform the lawful, good faith and reasonable directives of the Company’s Chief Executive Officer; or (e) termination of Principal Accounting Officer’s employment pursuant to Sections 10.2 and 10.3 of this Agreement.

(ii) Good Reason. For purposes of this Agreement, Principal Accounting Officer shall have “Good Reason” for resignation of employment with the Company if any of the following actions are taken by the Company without Principal Accounting Officer’s prior written consent: (a) a material reduction in Principal Accounting Officer’s Base Salary, unless the reduction is proportional to an across-the-board decrease affecting all senior Officers; or (b) a material reduction in Principal Accounting Officer’s duties and responsibilities. Notwithstanding the foregoing, the Company may change Principal Accounting Officer’s duties and responsibilities to fit the needs of the Company so long as such change(s) do not materially reduce Principal Accounting Officer’s duties to the Company. In order to resign for Good Reason, Principal Accounting Officer must provide written notice to the Company’s Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Principal Accounting Officer’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Principal Accounting Officer must resign from all positions Principal Accounting Officer then holds with the Company not later than 90 days after the expiration of the cure period.

(iii) Change-in-Control. For purposes of this Agreement, “Change-in-Control” will have the meaning set forth in the Amended and Restated Lipocine Inc. 2014 Equity Incentive Plan.

7. Proprietary Information Obligations. Principal Accounting Officer shall be required to execute and abide by the Company’s standard form of Employee Proprietary Information and Inventions Agreement. Pursuant to Section 8, Principal Accounting Officer shall also be required to execute and abide by the Company’s form of Employee Restrictive Covenant Agreement.

8. Outside Activities During Employment.

8.1. Non-Company Business. Except with the prior written consent of the Board, Principal Accounting Officer will not during the term of Principal Accounting Officer’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Principal Accounting Officer is a passive investor. Principal Accounting Officer is permitted to serve as a member of the board of directors of one company provided that such company is not a competitor of the Company. Principal Accounting Officer may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Principal Accounting Officer’s duties hereunder.

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8.2. No Adverse Interests. Principal Accounting Officer agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

9. Code Section 280G. If any payment or benefit Principal Accounting Officer would receive from the Company or otherwise in connection with a Corporate Transaction or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Principal Accounting Officer’s receipt of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after-tax benefit, the reduction in the Payments will occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards in such a manner as to produce the least amount of reduction necessary; and (c) reduction of other benefits paid to Principal Accounting Officer. Within any such category of payments and benefits (that is, (a), (b) or (c)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from Principal Accounting Officer’s equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant, except to the extent a different chronology is necessary to produce the least amount of reduction. The registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the registered public accounting firm so engaged by the Company is serving as accountant or auditor for the acquirer or is otherwise unable or unwilling to perform the calculations, the Company will appoint a nationally recognized firm that has expertise in these calculations to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and Principal Accounting Officer.

10. Further Agreements of Principal Accounting Officer.

10.1. No Restrictions. Principal Accounting Officer warrants and represents that she is not bound by any employment contract, restrictive covenant or any other restriction preventing Principal Accounting Officer from entering into employment with the Company or limiting Principal Accounting Officer’s ability to conduct the activities contemplated by this Agreement or to carry out her responsibilities to the Company, or which is in any other way inconsistent with the terms of this Agreement.

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10.2. Documentation. For purposes of federal immigration law, Principal Accounting Officer will be required to provide to the Company documentary evidence of Principal Accounting Officer’s identity and eligibility for employment in the United States. Principal Accounting Officer agrees to provide such documentation within three (3) business days of her date of hire. If Principal Accounting Officer does not provide such documentation within three (3) business days of her date of hire, Principal Accounting Officer’s employment with the Company may be terminated.

10.3. Background Check. Principal Accounting Officer’s employment under this Agreement is subject to Principal Accounting Officer passing a standard criminal background check, testing for any recent use of illegal drugs, Food and Drug Administration debarment certification and any other employment related issues that may negatively affect Principal Accounting Officer’s performance under this Agreement. Principal Accounting Officer hereby consents to such background check. If Principal Accounting Officer does not pass the criminal background check, Principal Accounting Officer’s employment with the Company may be terminated.

10.4. Resignation by Principal Accounting Officer. Principal Accounting Officer shall not voluntarily retire, resign or otherwise terminate her relationship with the Company or any of its affiliates without first giving the Company at least sixty (60) days prior written notice of the effective date of such retirement, resignation or other termination. Such written notice shall be sent by certified mail to Lipocine Inc., Attn: President and CEO, 675 Arapeen Dr. Suite 202, SLC, UT 84124. The Company retains the right to waive the notice requirement in whole or in part or to place you on paid leave for all or part of this sixty (60) day period.

10.5. No Solicitation. Principal Accounting Officer agrees that if her employment is terminated for any reason by either Party, Principal Accounting Officer shall not for a period of one (1) year after such termination, without the Company’s prior written consent, directly or indirectly: (a) solicit or induce, or cause or encourage others to solicit or induce, approach, counsel, attempt or cause or induce, or encourage others to solicit or induce, any employees of the Company to leave the Company; (b) hire or cause others to hire any employees of the Company; or (c) encourage or assist in the hiring process of any employees of the Company, or cause others to participate, encourage or assist in the hiring process of any employees of the Company.

10.6. Non-Disclosure of Confidential Information. Principal Accounting Officer shall not at any time, whether during Principal Accounting Officer’s employment or following the termination of Principal Accounting Officer’s employment, for any reason, directly or indirectly disclose or furnish to any entity, firm, corporation or person any confidential or proprietary information of the Company with respect to any aspect of its operation, business or clients. Principal Accounting Officer shall be allowed to disclose confidential information to the extent that such disclosure is (a) duly approved in writing by the Company; (b) necessary for Principal Accounting Officer to enforce her rights under this Agreement in connection with a legal proceeding; or (c) required by law or by the order of a court or similar judicial or administrative body, provided that Principal Accounting Officer notify the Company of such required disclosure promptly and cooperate with the Company in any lawful action to contest or limit the scope of such required disclosure. Confidential or proprietary information shall mean information not generally known to the public to which Principal Accounting Officer gains access by reason of Principal Accounting Officer’s employment by the Company and includes, but is not limited to, information relating to all present or past customers, trade secrets, business and marketing plans, research and development plans, financial data and strategies, salaries and employment benefits, and operational costs. This provision shall survive the expiration of this Agreement.

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10.7. Company Property. All records, files, memoranda, reports, customer information, client lists, documents and equipment relating to the business of the Company, whether in electronic or any other format, which Principal Accounting Officer prepares, possesses or comes in contact with while she is an employee of the Company, shall remain the sole property of the Company. Principal Accounting Officer agrees upon termination of Principal Accounting Officer’s employment, that Principal Accounting Officer shall provide to the Company all documents, papers, files, electronic media, or other material in Principal Accounting Officer’s possession and under Principal Accounting Officer’s control that are connected with or derived from Principal Accounting Officer’s services to the Company. Principal Accounting Officer agrees that the Company owns all work products, patents, copyrights, trademarks, trade secrets and other material produced by Principal Accounting Officer during Principal Accounting Officer’s employment with the Company. This provision shall survive the expiration of this Agreement.

10.8. Remedies. In the event Principal Accounting Officer breaches her obligations under this Agreement, the Company, in addition to being entitled to exercise all rights granted by the law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Principal Accounting Officer acknowledges that the Company shall suffer irreparable harm in the event of a breach or prospective breach of any of the provisions of this Section 10 and that any monetary damages would not be adequate relief. Accordingly, the Company shall be entitled to injunctive relief in any federal or state court of competent jurisdiction located in Salt Lake County in the State of Utah, or in any state in which Principal Accounting Officer resides.

11. General Provisions.

11.1. Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Principal Accounting Officer at the address as listed on the Company payroll.

11.2. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

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11.3. Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

11.4. Complete Agreement. This Agreement and the other agreements referred to herein constitute the entire agreement between Principal Accounting Officer and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

11.5. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

11.6. Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

11.7. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Principal Accounting Officer and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Principal Accounting Officer may not assign any of her duties hereunder. In addition, Principal Accounting Officer may not assign any of her rights hereunder without the written consent of the Company.

11.8. Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Principal Accounting Officer acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Principal Accounting Officer has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

11.9. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Utah, without regards to conflicts of law. Any dispute arising out of this Agreement, or the breach thereof, shall be brought in a court of competent jurisdiction in Salt Lake County, the State of Utah; the parties expressly consenting to venue in Salt Lake County, the State of Utah. Each Party shall be responsible for its own costs and expenses (including attorney fees) incurred in connection with the enforcement of such Party’s rights hereunder.

[Signature Page Follows]

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In Witness Whereof, the Parties have executed this Agreement on the date indicated.

Lipocine Inc.

Date: March 7, 2022	By:	/s/ Mahesh Patel
Mahesh Patel, Ph.D.
President and CEO

PRINCIPAL ACCOUNTING OFFICER

Date: March 7, 2022		/s/ Krista Fogarty
Krista Fogarty

[Signature Page to Employment Agreement – Krista Fogarty]